Exhibit 10.8

INDEPENDENT DIRECTOR ADVISORY AGREEMENT

This Independent Director Advisory Agreement (the “Agreement”) is made and entered into as of March 6, 2026 (the “Effective Date”), by and between American Fusion Inc., a Texas corporation (the “Company”), and Andrew S. Mikulski (the “Director”). The Company and the Director may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to appoint Director to serve as an independent member of its Board of Directors;

WHEREAS, Director possesses significant expertise in electrical engineering, power electronics, advanced electronic systems, and high-reliability energy infrastructure technologies relevant to the Company’s fusion energy platform;

WHEREAS, Director is willing to serve as an independent member of the Board subject to the terms and conditions set forth herein;

WHEREAS, for purposes of this Agreement, a “Restructuring Event” means any reverse stock split, forward stock split, recapitalization, reclassification of shares, exchange of outstanding equity securities, or other transaction or series of related transactions that materially alters the Company’s outstanding capitalization or per-share trading price;

WHEREAS, the parties desire to set forth the terms governing Director’s service, compensation, confidentiality obligations, indemnification, and the Company’s commitment to maintain directors’ and officers’ liability insurance;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. APPOINTMENT OF DIRECTOR. The Company hereby appoints Director, and Director hereby accepts such appointment, to serve as an independent member of the Company’s Board of Directors effective as of the Effective Date, subject to the Company’s Certificate of Formation, Bylaws, and applicable Texas law.

Director’s authority shall be limited to that exercised collectively through duly authorized action of the Board of Directors.

2. BOARD RESPONSIBILITIES AND ADVISORY SERVICES. Director shall perform customary board-level duties consistent with fiduciary obligations under Texas law and the Company’s governing documents. Without limiting the generality of the foregoing, Director’s responsibilities shall include:

(a)	Participating in meetings of the Board of Directors and any committees to which Director is duly appointed;
(b)	Reviewing materials provided in advance of meetings and exercising independent judgment in the best interests of the Company and its shareholders;
(c)	Providing independent scientific and technical oversight of the Company’s fusion energy development strategy;
(d)	Advising the Board regarding intellectual property strategy, innovation governance, research validation frameworks, and long-term technology risk;
(e)	Contributing long-horizon perspective regarding commercialization pathways and competitive positioning in advanced energy markets; and
(f)	Supporting disciplined governance aligned with infrastructure-scale energy deployment.

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Director shall not participate in day-to-day management or operational execution except as expressly authorized by the Board.

3. COMPENSATION TO DIRECTOR. As full and complete consideration for Director’s service as an independent member of the Board to be rendered by Director during the Term, the Company shall issue to Director shares of the Company’s common stock having an aggregate fair market value of Two Hundred Forty Thousand Dollars ($240,000).

The number of shares to be issued shall be determined by dividing $240,000 by the closing price of the Company’s common stock on the first trading day following the completion of any Restructuring Event (the “Initial Valuation Price”), or, if no Restructuring Event occurs, the closing price of the Company’s common stock on the Effective Date. Such shares shall be issued promptly following the Effective Date pursuant to a duly authorized issuance resolution of the Board of Directors.

On the one-year anniversary of the date on which the Initial Valuation Price is determined (the “Valuation Date”), the Company shall determine the lowest closing price of the Company’s common stock during the ten (10) trading days immediately preceding the Valuation Date (the “Anniversary Price”).

If the Anniversary Price is less than the Initial Valuation Price, the Company shall issue to Director such additional number of shares as are necessary so that the aggregate fair market value of all shares issued pursuant to this Section 3, calculated using the Anniversary Price, equals Two Hundred Forty Thousand Dollars ($240,000). This adjustment shall operate as a hard minimum value backstop and shall apply automatically without the need for further action by Director.

In the event the trading price of the Company’s common stock increases following the Effective Date, no reduction, clawback, or forfeiture shall apply.

All shares issued pursuant to this Agreement shall include piggyback registration rights in the Company’s next registration statement on Form S-1 or Form 1-A, subject to customary underwriter limitations, if any.

4. CONFIDENTIALITY. Director agrees to maintain the confidentiality of all non-public information received in connection with Board service and shall not disclose such information except as required by law or authorized by the Board.

5. TERM OF AGREEMENT; TERMINATION: EFFECT THEREOF. Director’s service shall commence on the Effective Date and shall continue until resignation, removal, death, incapacity, or until Director no longer serves on the Board in accordance with the Company’s governing documents. Either party may terminate the Agreement for Cause during any term by providing the other party with 30 days written notice of termination for Cause. Cause shall be defined as either Director or any officer, director or control person of the Company being, subsequent to execution of this Agreement, indicted, arrested or convicted by any court of any U.S. state or The United States of America or censured, barred or otherwise formally disciplined by the SEC, FINRA or any U.S. state securities commissioner. If the Agreement is terminated for Cause by either party prior to the six-month anniversary of this Agreement, the Director shall retain a prorated portion of the fully earned compensation for services rendered up to the date of termination, calculated on a 365-day year. If termination for Cause occurs after the six-month anniversary, the Director shall retain the entire Compensation.

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6. EXPENSES. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Director may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Director within fifteen days of Director presenting an invoice for such expenses, as long as such expenses are approved by the Company in advance.

7. INDEMNIFICATION AND DIRECTORS’ & OFFICERS’ INSURANCE. The Company shall indemnify and hold harmless Director to the fullest extent permitted by applicable Texas law and the Company's Certificate of Formation and Bylaws from and against any and all losses, claims, damages, liabilities, costs, and expenses, including reasonable attorneys' fees, arising out of or relating to Director's service as a member of the Board of Directors of the Company; provided, however, that such indemnification shall not apply to the extent such losses are finally determined by a court of competent jurisdiction to have resulted from Director's gross negligence, willful misconduct, or knowing violation of law.

The Company shall advance expenses incurred by Director in connection with any threatened, pending, or completed action, suit, or proceeding arising out of such Board service upon receipt of an undertaking by Director to repay such amounts if it is ultimately determined that Director is not entitled to indemnification under applicable law.

The indemnification and advancement rights provided under this Section 7 shall survive the termination or expiration of this Agreement and Director's service to the Company for any reason and shall inure to the benefit of Director's heirs, executors, and legal representatives.

The Company shall use commercially reasonable efforts to obtain and maintain directors' and officers' liability insurance covering Director in his capacity as a member of the Board of Directors as soon as commercially practicable following the Effective Date, on terms no less favorable than those provided to similarly situated directors of the Company.

8. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

American Fusion Inc.

401 N Carroll Ave., Ste. 192

Southlake, TX 76092

If to the Director:

Andrew S. Mikulski

401 N Carroll Ave., Ste. 192

Southlake, TX 76092

9. ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

10. CONFLICTING AGREEMENTS. Director and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

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11. NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Director or any of its affiliates with respect to the subject matter of this Agreement.

14. PARAGRAPH HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

15. SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

16. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in paragraph 11 of this Agreement.

17. ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

18. AUTHORIZED AGENT. The persons executing this Agreement on behalf of the Company and Director hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

19. ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

20. COUNTERPARTS, TELEFACSIMILE, OR ELECTRONIC SCAN. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

American Fusion Inc. (RNWF), a Texas Corporation:

By:  /s/ Richard Hawkins

Richard Hawkins, CEO

Director:

By:  /s/ Andrew S. Mikulski

Andrew S. Mikulski

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